Exhibit 10.2

SECURITY AGREEMENT

THIS SECURITY AGREEMENT is executed and effective the 8th day of February 2006, by Dynamic Leisure Group North America, Inc., n/k/a Dynamic Leisure Group, Inc., a Florida corporation (“Dynamic” or the “Purchaser”), in favor of RAYMON VALDES (“Valdes” or the “Secured Party”).

WHEREAS, Dynamic and the Secured Party have entered into a Purchase Agreement, pursuant to the terms of which Dynamic has agreed to purchase the shares and assets of CLA for a Purchase Price in the amount of $1,750,000.00, consisting of (A) cash in the amount of $640,000.00 (“Cash”), (B) a convertible debenture in the amount of $600,000.00, payable by Dynamic or convertible into common stock of DynEco Corporation, a Minnesota corporation (the “Convertible Debenture”), and (C) common stock of DynEco Corporation in the amount of $510,000.00 (“Stock”).

WHEREAS, on the Closing Date of the Purchase Agreement (as defined therein), Dynamic has agreed to pay $200,000.00 of the Cash portion of the Purchase Price, with the remaining $440,000.00 of the Cash (the “Cash Balance”) to be paid on or before June 9, 2006, pursuant to the Purchase Agreement. Dynamic and DynEco Corporation have further agreed to deliver to Valdes, within 30 days following the Closing Date, the Convertible Debenture and the Stock. The payment of the Cash Balance, delivery of the Convertible Debenture, and delivery of the Stock, are hereby collectively referred to as the “Obligations.”

NOW THEREFORE, for good and valuable consideration, the amount, sufficiency and receipt of which are hereby acknowledged, Dynamic hereby grants to Secured Party, a security interest in the following property (all of which is hereinafter called the “Collateral”):

See Exhibit “A” attached hereto

to secure the payment and delivery of the Obligations.

Dynamic hereby warrants and agrees that:

1.          Dynamic will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest thereon.

2.          From time to time at the request of Secured Party, Dynamic shall execute one or more Financing Statements and such other documents as may be reasonably necessary to establish and maintain a valid security interest in the Collateral free of all other liens and claims whatsoever to secure the payment of the Obligations, including but not limited to documents required to perfect a security interest in the internet domain names.

3.          Dynamic shall continue to keep the Collateral insured against loss, damage and theft, in the same manner as the Collateral is presently insured, and the proceeds payable thereunder shall be either applied to payment of the Obligations, replacement of the Collateral (which shall be secured by this Security Agreement), or both.

4.         Dynamic shall at all times keep the Collateral in operating order and repair and will not waste or destroy the Collateral, or use the Collateral other than in the ordinary course of business, which shall not include the sale or transfer of the Assets for cash.

5.         Dynamic will pay promptly when due all taxes and assessments upon the Collateral or upon this Agreement or upon the Note.

6.         Secured Party shall have and may exercise any and all rights and remedies of a Secured Party under the Uniform Commercial Code and any and all rights and remedies available to it under any other applicable law upon Dynamic’s failure to comply with the terms of the Purchase Agreement or this Security Agreement.

Valdes hereby warrants and agrees that:

7.         Upon execution hereof, Secured Party shall be protected in a total amount of One Million Five Hundred Fifty Thousand Dollars ($1,550,000). Upon delivery of the Convertible Debenture and Stock, the Secured Party shall be secured only to the Cash Balance of Four Hundred Forty Thousand Dollars. Upon payment to the Secured Party of any part of the Cash Balance, the Secured Party shall be secured only to the amount of any remaining Cash Balance, plus interest, if applicable.

8.         As set forth in the Purchase Agreement, if Dynamic or DynEco Corporation receive cumulative net external financing of $5,000,000 or more, then the security interests created herein shall be fully released by Raymon Valdes.

The parties agree that:

9.         This Security Agreement has been delivered in the State of Florida and shall be construed in accordance with the laws of Florida.

DYNAMIC LEISURE GROUP NORTH AMERICA, INC.

n/k/a Dynamic Leisure Group, Inc.

a Florida corporation

By:	/s/ Daniel G. Brandano
Daniel G. Brandano, President

SECURED PARTY

/s/ Raymon Valdes

Raymon Valdes

EXHIBIT A

Intangible Assets – URLs

Tangible Assets – Located at Changes in L’attitudes, 3080 E. Bay Drive, Largo, FL 33771

9	Desks	1	NEC Phone System
30	Desk Chairs	18	Phones
10	Office Chairs	6	Credenzas
1	Copy/Fax Machine	20	Workstations
6	Okidata Printers	1	SQL Server
1	Safe	1	Backup Server
5	Lateral File Cabinets	1	Web Server
4	Two Drawer File Cabinets	1	Typewriter
9	Four Drawer File Cabinets	1	Fax Machine
2	File Caddy’s